Exhibit 10.2

Joseph Bernstein

6663 Casa Grande Way

Delray Beach, FL 33446

Re:       Transition Consulting Services

Dear Joe:

This letter sets forth the understanding and agreement between Grandparents.com, Inc. (“GPCM”) and you regarding certain consulting services you have agreed to provide to GPCM following the termination of your employment with GPCM. Specifically, you agree to provide part-time financial services as an Interim Chief Financial Officer of GPCM, acting in an independent consultant capacity, as may be requested from time to time by GPCM at a rate of $10,000 per month commencing on the date hereof. Either party may terminate this side letter upon 30 days’ prior written notice. GPCM acknowledges that you have represented that you are currently a Florida resident.

Very truly yours,

[Name]

[Title]

Acknowledged and Agreed to

Joseph Bernstein